Exhibit 4.89

Markus K. Christen
6 Maher Road
Somerset, NJ 08873
(732) 249 1071
(732) 910 5082 (cell)
(732) 875 0380 (fax)
markuskchristen@aot cam

January 12, 2007

Nevada Geothermal Power Inc

Attn. Mr. Brian Fairbank

President/CEO

Suite 900 - 409 Granville Street

Vancouver, BC V6C 112

Canada

Dear Brian

This letter agreement confirms our understanding that Nevada Geothermal Power, Inc, (the "Company" or you") has engaged Markus K. Christen ("MC" or "I") or his affiliates, as appropriate, to act as your Exclusive Financial Advisor in the arranging of debt financing and or equity/tax equity financing, or any combination thereof (together referred to as the "Project Financing") through a special purpose entity (les) in order to fund construction of the Company's proposed Blue Mountain geothermal project (the Project"), located in Humboldt County, Northern Nevada. In addition, MC may act as your Non-Exclusive Financial Advisor for the purpose of assisting in arranging financing (equity/debt or tax equity) for the special purpose entity in order to fund completion of feasibility work on the Project (the "Feasibility Financing"), which shall be completed prior to the Project Financing.

The term of this engagement shall be 12 months from the date of this agreement (the "Term"), unless extended by mutual agreement in writing.

MC acknowledges that the Company has previously granted a right of first refusal to Dundee Securities Inc. to lead manage all equity offerings by the Company and to act as its financial advisor in certain transactions, such as a sale, reorganization of similar transactions (the "Dundee ROFR"). The Company anticipates that the intended structure of the Feasibility and Project Financing will fail outside of the Dundee ROFR; however, until the final structure is determined, the parties acknowledge that the Dundee ROFR may apply to the Feasibility and Project Financing.

As part of this engagement, I will, if appropriate and requested:

(a)

assist in financial structuring the Project;

(b)

assist in preparation of a financing plan;

(c)

solicit proposals for funding senior debt, subordinated/mezzanine debt;

(d)

solicit proposals for equity/tax equity;

(e)

assist in the evaluation of such proposals;

(f)

assist in structuring, negotiation and documentation;

in connection with MC's engagement, the Company will furnish MC with all information concerning the Company and any companies through which the Project is to be carried out (the Project Companies") which MC reasonably deems appropriate and will provide MC with access to the officers, directors, employees, accountants, counsel and other representatives (collectively, the "Representatives"), it being understood that MC will rely solely upon such information supplied by the Project Companies and their Representatives without assuming any responsibility for independent investigation or verification thereof. All non-public information concerning the Project Companies given to MC will be used solely in the course of the performance of the services hereunder and will be treated confidentially for so long as it remains non-public. Except as otherwise required by law or judicial or regulatory process, MC will not disclose this information to a third party without the consent of the Company.

As compensation for services hereunder, the Company agrees to pay MC as follows:

(a)  financial advisory fees for services rendered at an hourly rate of US $200 per hour, subject to a daily maximum fee of US $1,000 per travel day, a daily maximum fee of US $1,600 per standard business day, and a monthly maximum fee of US$12,500 per month (the "Service Fees"). One-Half of all Service Fees shall be credited against any Transaction Fee paid out as described in section (b) below,

(b) in connection with the Project Financing a success fee, (the "Transaction Fee"). Such Transaction Fee shall be the higher of US$500'000 and the sum of:(i) 4% of the amount of any equity placement (including drilling expenditures, accelerated depreciation, investment tax credits and depletion allowance) or sub debt/mezzanine debt; and (il) 0.50% of the amount of any senior debt financing arranged; and (iii) 1 % of production tax credit financing.

(c) in connection with the Feasibility Financing, the Company shall pay fees to MG in consideration for funding provided by investors introduced to the Company, calculated, depending of the form of such financing, at the rates described in sub-section (b) above, provided that the US$500,000 minimum fee shall not apply to Feasibility Financing. In the event that funding is provided through the efforts of another agent working with MC, then MC shall negotiate in good faith an equitable fee sharing arrangement with such agent.

(d) In addition, the Company agrees to reimburse MC monthly for all reasonable out-of pocket expenses.

All fees and expenses payable hereunder are net of all applicable withholding and similar taxes. It is understood that the consultant will be responsible for making any and all remittances required by law or with respect to taxation, unemployment insurance, pension contributions or any other matters.

For purposes of this agreement, the "Transaction Fee" shall become due and payable when the Company signs project documentation for the Project Financing of the Project and shall be paid from the first drawdown. For the purposes of this engagement the term "Project Financing" shall include, without limitation, any (whether in one or a series of transactions) investment(s) of a third party in the assets or capital stock of any Project Company. In the event that MC should arrange Project Financing from an existing contact of the Company (such contacts being listed on Annex B) then MC agrees that the 4% Transaction Fee for equity placement or sub debt/mezzanine debt shall be reduced to 3%.

No advice rendered by MC, or a reference to MC, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent, unless such disclosure is required to be made by the Company in order to comply with the applicable securities regulatory disclosure obligations of the Company. If requested by MC, the Company shall include a mutually acceptable reference to MC in any press release or other public announcement made by the Company regarding the matters described in this letter.

Since MC will be acting on behalf of the Company in connection with its engagement hereunder, the Company and MC agree to the indemnity provisions and other matters set forth in Annex, A which is incorporated by reference into this agreement.

MC's engagement hereunder may be terminated at any time during the Term with or without cause upon 30 days' prior written notice thereof to the other party; provided, however, that in the event of any termination of MC's engagement hereunder without cause, MC will continue to be entitled to receive the Transaction Fee provided for herein if at any time within 12 months after any such termination the Company signs documentation for the Financing (on financial terms substantially the same as the financing terms proposed by MC) with an entity or investment group that was introduced to the Company by MC or is included in Annex B. For greater certainty, in the event that the Company does sign a termsheet for the Financing before the expiration of the Term of this agreement, then MC's right to receive a Transaction Fee shall not terminate.

In the event that the engagement is terminated by MC, then MC shall not be entitled to receive the Transaction Fee.

In connection with this engagement, MC is acting as an independent contractor and not in any other capacity, with duties owing solely to the Company. All aspects of the relationship created by this agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, applicable to contracts made and to be performed therein.

I am delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this agreement.

Very truly yours,
/s/ Markus K. Christen
Markus K. Christen

Accepted and agreed to as the date first written above:
NEVADA GEOTHERMAL POWER, INC
By:	/s/ Brian D. Fairbank Name:Brian D. Fairbank Title: President

ANNEX A
Nevada Geothermal Power, Inc.
January 12, 2007

In further consideration of the agreements contained in our engagement letter dated the date hereof (the "engagement"), In the event that MC Capital Partners LLC/Markus K. Christen ("MC") (Indemnified Person") becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of Nevada Geothermal Power, Inc (the "Company"), in connection with or as a result of the engagement or any matter referred to in the engagement, the Company will reimburse such indemnified Person for its reasonable and customary legal and other expenses (including without limitation the costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred. The Company will also indemnify and hold harmless any Indemnified Person from and against, and the Company agrees that no Indemnified Person shall have any liability to the Company or its owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) (A) related to or arising out of (i) the Company's actions or failures to act (including statements or omissions made or information provided by the Company or its agents)1 or (ii) actions or failures to act by an Indemnified Person with the Company's consent or in reliance on the Company's actions or failures to act or (B) otherwise related to or arising out of the engagement or MC's performance thereof, except that this clause (B) shall not apply to any Losses that are finally determined by a court or arbitral tribunal to have resulted primarily from the bad faith or negligence of such Indemnified Person. If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless, the Company agrees to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by MC, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of MC on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Person shall not be responsible for amounts which In the aggregate are in excess of the amount of all fees actually received by MC from the Company in connection with the engagement.

The Company will not, without MC’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each indemnified Person from any liabilities arising out of such action, claim, suit, investigation or proceeding. The Company will not permit any such settlement, compromise, consent or termination to Include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person's prior written consent. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the Company's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.

The Company's obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The Company acknowledges that in connection with the engagement MC is acting as an independent contractor and not in any other capacity with duties owing solely to the Company. This agreement and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the Province of British Columbia, applicable to contracts made and to be performed therein. Notwithstanding the foregoing, solely for purposes of enforcing the Company's obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this agreement is brought by or against any Indemnified Person.

The provisions of this agreement shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

NEVADA GEOTHERMAL POWER, INC
By:	/s/ Brian D. Fairbank Name: Brian D. Fairbank Title: President

Accepted and agreed to as the date first written above:
/s/ Markus K. Christen
Markus K. Christen

ANNEX B
Nevada Geothermal Power, Inc.
January 12, 2007

Company	Contact & Notes
SELL SIDE
Dundee Securities	Bob Banack
Toll Cross Investments	John Maycock
Shemano	Terrence Cush
Fraser Mackenzie	Vic Valiance and Principals
Sprott Securities	Marc & Mac Whale
Redwood Securities	Arendt deJounge
Silver Point Capital	L. Spencer Wells & John KU
Global Investment Partners	Rick Rule
BUY SIDE potential project financiers	All expressed interest in participating in Project Finance, should be contacted
Manulife	Bill Sutherland
AES	Ryan Pfaff
Wexford Capital	Mark Zand & Tony Lundy
SAC Capital Management	Arvind Sanger & J. Mark Hastings
Scotland Bank	Todd Lapenna
CIT	Danielle Leverone & Daniel Morash & Robert Sexton & John Eleoterio
Goldman Sachs
Paul van Eden
Exploration Capital Partners	Rick Rule ,Participated in $.90 CDN unit in May 2007
Quest Capital	Murray Sinclair & Michael Atkinson
EPCOR	John Chaicraft
JP Morgan Securities
Wellington Management	Binkly Shorts
CIM Energy Group	Burlington Railroad

INVESTORS IN PP – BUY SIDE	$800,000 plus
Exploration Capital Partners	Rick Rule ,Participated in $.90 CON unit in May 2007
Nite Capital	Participated in $.90 CDN unit in May 2007
SDS Capital	Participated in $.90 CDN unit in May 2007
Middlemarch Partners	• Participated in $.90 CON unit in May 2007
Savoy Investment	Participated in $.90 CDN unit in May 2007
DKR Capital •
US Renewables
RAG Special Situations (Master) Fund Limited	Participated in $.90 CDN unit in May 2007
Goldman Sachs	Participated in $.90 CON unit in May 2007
K2 Principal Fund	Participated in $.90 CON unit In May 2007
Parkwood GP Inc.	Participated in $,90 CON unit in May 2007
Royal Capital Management	Participated in $.90 CON unit in May 2007
MMCap International Inc. SPA	Participated in $.90 CON unit in May 2007
Waterfall Tipping Point LP	Participated in $.90 CDN unit in May 2007
Nite Capital LP	Participated in $.90 CDN unit in May 2007
Wellington Management
1. Oregon Investment Council 2. The Dow Chemical Employees' Retirement Plan 3. WTC-CIF Emerging Companies Portfolio
Participated in $.90 CDN unit in May 2007 Clients who have invested through Wellington in Boston
Fidelity Select Portfolio Environmental	Participated in $.90 CDN unit in May 2007
Stone Brook Partners	Participated in $.90 CON unit in May 2007
Gentling Investments	Participated in $.90 CON unit in May 2007

Markus K. Christen
6 Maher Road
Somerset , NJ 08873
(732) 240 1071
(732) 910 5082 (cell)
(732) 875 0380 (fax)
markuskchristen@aol. com

July 2, 2007

Nevada Geothermal, Inc
Attn. Mr. Brian Fairbank
President/CEO
Suite 900 - 409 Granville Street
Vancouver, BC VOC 1T2 Canada

Dear Brian

As you requested by you, I am working on a financing, which shall bridge the time between when an acceptable GeothermEx Report is available and when all the construction permits for the Blue Mountain project will be in place and the construction financing will be available. Such financing will give NGP the flexibility and necessary liquidity to continue the development process for Blue Mountain expeditiously and without interruption,

The engagement letter, dated January 12, 2007 addresses 3 different levels of fees payable in connection different financing instruments:
i) 4% for equity or mezzanine debt
ii) 1% for PTC financing and
ill) 0.5% for senior debt financing.

The anticipated source of financing identified does not fit any of the three levels originally anticipated in the pure sense of its definitions. It gives NGP access to funds at the time when it only could be accessed through and instrument under i) above, but technically it will not be defined as equity or mezzanine debt I would like to clarify the situation and amend the Engagement Latter as follows:

Paragraph (b) shall be replaced by new paragraph (b)

(b) [old] in connection with the Project Financing a success fee, (the "Transaction Fee"). Such Transaction Fee shalt be the higher of US$500'000 and the sum of:(i) 4% of the amount of any equity placement (Including drilling expenditures, accelerated depreciation, investment tax credits and depletion allowance) or sub debt/mezzanine debt; and (ii) 0.50% of the amount of any senior debt financing arranged; and (iii) 1% of production tax credit financing.

(b) [new] in connection with the Project Financing a success fee, (the "Transaction Fee"). Such Transaction Fee shall be the higher of US$500'000 and the sum of:(i) 4% of the amount of any equity placement (including drilling expenditures, accelerated depreciation, investment tax credits and depletion allowance) or sub debt/mezzanine debt; and (ii) 0.50% of the amount of any senior debt financing arranged; (iii) 1% of production tax credit financing and (iv) 2% of any Bridge Financing.

Please review and if acceptable please execute and send back to me.

Very truly yours,

/s/ Markus K Christen

Markus K Christen

Accepted and agreed to as of July, , 2007:

NEVADA GEOTHERMAL POWER, INC
By:	/s/ Brian D. Fairbank
Name: Brian D. Fairbank
Title: President